Exhibit 10.10

FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into to be effective as of the effective date (the “Effective Date”) identified on Exhibit A to this Agreement (“Exhibit A”), which is incorporated into this Agreement by reference, by and between the entity identified on Exhibit A (“Employer”), and the employee identified on Exhibit A (“Employee”).

WHEREAS, Employer currently employs Employee pursuant to an Employment Agreement dated               , 20     (the “Original Employment Agreement”); and

WHEREAS, Employer and Employee mutually desire to enter into this Agreement in order to amend, supersede, and fully replace the Original Employment Agreement;

THEREFORE, pursuant to Section     of the Original Employment Agreement and in consideration of the mutual covenants and obligations set out below, the sufficiency of which is acknowledged by the signature of the parties below, the parties, intending to be legally bound, agree as follows:

1.             Certain Definitions.  Unless the context indicates otherwise, capitalized terms in this Agreement shall have the meanings set forth below:

a.             “Affiliate” means Employer and any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Employer.

b.             “Base Salary” has the meaning set forth in Section 4(a).

c.             “Board” means the Board of Directors of Employer.

d.             “Bonus” has the meaning set forth in Section 4(b).

e.             “Bonus Plan” has the meaning set forth in Section 4(b).

f.             “Cause” means a finding by the Board in its good faith judgment of acts or omissions of Employee constituting or the occurrence of, any of the following (whether occurring during or before the Term): (i) gross negligence or material misconduct in the performance of Employee’s duties and responsibilities; (ii) the material failure to comply with the lawful directives of the Board or the officer to whom Employee reports; (iii) the material failure to devote Employee’s full working time, skill, attention and best efforts to, or to substantially and diligently perform, Employee’s duties and responsibilities (other than in connection with an approved leave of absence); (iv) conduct that is materially detrimental to Employer or its Affiliates, monetarily or otherwise, or reflects unfavorably on Employer or its Affiliates to such an extent that Employer’s best interests reasonably require the termination of Employee’s employment; (v) a material breach of this Agreement; (vi) a breach of duty (other than inadvertent acts or omissions) involving fraud, dishonesty, disloyalty, or a conflict of interest; (vii) the material violation of, failure to report, or material failure to enforce the personnel, ethical, or operational policies and procedures of Employer or its Affiliates; (viii) the failure to cooperate with any investigation or inquiry authorized by Employer or an Affiliate or conducted by a governmental authority related to Employer’s or an Affiliate’s business or Employee’s conduct; or (ix) Employee’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to, any felony or other serious criminal offense or any violation of federal or state securities laws.

g.             “Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of Employer, as determined in accordance with this definition.  In determining whether an event is a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of Employer, the following provisions apply:

(i)            A “change in the ownership” of Employer will occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of Employer that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Employer, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(v).  If, prior to such acquisition, a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of Employer, or to have effective control of Employer within the meaning of subsection (ii) of this definition, and such person or group acquires additional stock of Employer, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of Employer.

(ii)           A “change in the effective control” of Employer shall occur on either of the following dates:

(A)          The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Employer possessing 50% or more of the total voting power of the stock of Employer, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vi).  If, prior to such acquisition, a person or group is considered to possess 50% or more of the total voting power of the stock of Employer (so that such person or group is considered to have effective control of Employer), and such person or group acquires additional stock of Employer, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of Employer; or

(B)          The date on which a majority of the members of the Board is replaced (or expanded) during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vi). The event described in the preceding sentence will not constitute a “change in effective control” unless no other corporation is a majority shareholder of Employer within the meaning of Code Section 409A.

(iii)          A “change in the ownership of a substantial portion of the assets” of Employer shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Employer that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Employer immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vii).  A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when the transfer is made to an entity that is controlled by the shareholders of Employer, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vii)(B).

Notwithstanding any provision of this Agreement to the contrary, a “Change in Control” will not occur as a result of (i) the initial public offering of Employer’s common stock or (ii) additional issuances of common stock by Employer for capital raising purposes.

h.             “CIC Base Salary Multiple” has the meaning set forth in Section 7(a)(i)(A).

i.              “CIC Bonus Multiple” has the meaning set forth in Section 7(a)(i)(B).

j.              “CIC Benefits Continuation” has the meaning set forth in Section 7(a)(ii).

k.             “CIC Effective Date” has the meaning set forth in Section 7(a).

l.              “CIC Pay” has the meaning set forth in Section 7(a)(i).

m.           “CIC Window Period” has the meaning set forth in Section 7(a).

n.             “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 or other applicable law.

o.             “Code” means the Internal Revenue Code of 1986, as amended.

p.             “Compensation Committee” means (i) for so long as Employer is a “controlled company” within the meaning of the NYSE corporate governance standards, the Board or a committee of the Board performing similar functions to a compensation committee or (ii) if and when Employer is no longer a controlled company, the Compensation Committee of the Board.

q.             “Competing Business” has the meaning set forth in Section 10(c)(i).

r.              “Confidential Information” has the meaning set forth in Section 9(e).

s.             “Correction Period” has the meaning set forth in Section 5(b).

t.              “Date of Termination” means (i) if Employee’s employment is terminated by Employee’s death, the date of death; (ii) if Employee’s employment is terminated by Employer pursuant to any of Sections 5(a)(ii) or (iii), the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (iii) if Employee’s employment is terminated by Employee pursuant to Section 5(a)(v), the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given and no later than thirty (30) days after the date such notice is given; (iv) if Employee’s employment is terminated by Employer pursuant to Section 5(a)(iv) or by Employee pursuant to Section 5(a)(vi), thirty (30) days after the date the Notice of Termination is given; and (v) if Employee’s employment is terminated pursuant to Sections 5(a)(vii) or (viii) by reason of notice of non-extension given by either party pursuant to Section 3, the last day of the then current Term, provided, however, that in the event of a termination by Employer pursuant to Section 5(a)(iv) or by Employee pursuant to Sections 5(a)(v) or (vi), Employer may accelerate the Date of Termination by paying Employee the Base Salary for the period by which the Date of Termination is so accelerated and such acceleration shall not change the characterization of the termination under such provision.

u.             “Dodd-Frank Act” has the meaning set forth in Section 2(c).

v.             “Effective Date” has the meaning set forth in Exhibit A to this Agreement.

w.            “Employee” has the meaning set forth in the introductory paragraph of this Agreement.

x.             “Employer” has the meaning set forth in the introductory paragraph of this Agreement.

y.             “Exhibit A” has the meaning set forth in the introductory paragraph of this Agreement.

z.             “Extension Term” has the meaning set forth in Section 3.

aa.          “Good Reason” means, subject to Section 5(c), any of the following actions if taken without Employee’s prior consent: (i) a material reduction in Employee’s Base Salary below that set forth on Exhibit A or, if such Base Salary is greater than that set forth on Exhibit A at the time of the reduction, a material reduction in Employee’s Base Salary that is not the result of a generally applicable reduction in the base salaries of similarly situated executives; (ii) a material reduction in Employee’s authority, responsibilities or duties; (iii) a permanent relocation of Employee’s principal place of employment to any location outside of a one hundred (100) mile radius of the location from which Employee served Employer immediately prior to the relocation, provided such relocation is a material change in the geographic location at which Employee must provide services for purposes of Code Section 409A and the regulations thereunder; or

(iv) any other material breach by Employer of this Agreement.  A change in Employee’s title or reporting structure, standing alone, does not constitute “Good Reason.”  Neither a transfer of employment among Employer and any of its Affiliates nor Employer or an Affiliate entering into a co-employer relationship with a personnel services organization constitutes Good Reason.  A suspension of Employee with pay pursuant to Section 5(e) does not constitute “Good Reason.”

bb.          “Inability to Perform” means and shall be deemed to have occurred if (i) Employee has been determined under Employer’s or an Affiliate’s long-term disability plan to be eligible for long-term disability benefits, or (ii) in the absence of, or Employee’s participation in or application for benefits under, such a plan, Employee’s inability to perform the essential functions of Employee’s position, despite any reasonable accommodation required by law, by reason of an illness or injury for (x) 180 consecutive calendar days or (y) an aggregate of 180 calendar days during any period of 12 consecutive months, as determined by the Board.

cc.           “Initial Term” has the meaning set forth in Section 3.

dd.          “Inventions” has the meaning set forth in Section 11(a).

ee.           “Notice of Termination” has the meaning set forth in Section 5(d).

ff.            “Oil and Gas Interests” has the meaning set forth in Section 10(c)(ii).

gg.           “Original Employment Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

hh.          “Other Invention” has the meaning set forth in Section 11(c).

ii.             “Prospective Oil and Gas Interests” has the meaning set forth in Section 10(c)(iii).

jj.            “Release” means a waiver and release of claims by Employee in the form prescribed by Employer, which form may include an agreement by Employee not to disparage Employer, its Affiliates, and other related persons or entities and for certain post-employment cooperation, but which form shall not include a release and waiver of claims for indemnification or for coverage under officer and director liability policies, if applicable.

kk.          “Release Effective Date” means earliest date following Employee’s Separation from Service that the Release described in Section 6(b) has become fully enforceable and irrevocable.

ll.             “Restricted Activities” has the meaning set forth in Section 10(a).

mm.        “Restriction Period” is the time period set forth on Exhibit A.

nn.          “Section 409A Exempt Amount” means (i) two (2) multiplied by the lesser of (A) Employee’s annualized compensation based upon the annual rate of pay for services provided to Employer for the calendar year preceding the calendar year in which Employee has a Separation from Service (adjusted for any increase during that year that was expected to continue indefinitely if the service provider had not separated from service) or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Employee has a separation from service, less (ii) the value of the Severance Benefits Continuation or CIC Benefits Continuation, as applicable (but excluding payments or benefits described in paragraphs (b)(9)(iv) and (v) of Treasury Regulation Section 1.409A-1).

oo.          “Separation from Service” means separation from service (within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder) with the group of employers that includes Employer and each of its “409A Affiliates.” For this purpose, “409A Affiliate” means any incorporated or unincorporated trade or business or other entity or person, other than Employer, that along with Employer is considered a single employer under Code Section 414(b) or Code Section 414(c), but (i) in applying Code Section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code Section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code Section 1563(a)(1), (2), and (3), and (ii) in applying Treasury Regulation Section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2.

pp.          “Severance Benefits Continuation” has the meaning set forth in Section 6(b)(ii).

qq.          “Severance Pay” has the meaning set forth in Section 6(b)(i).

rr.            “Severance Pay Period” has the meaning set forth in Section 6(c)(i).

ss.            “Specified Geographical Area” has the meaning set forth in Section 10(c)(iv).

tt.            “Term” has the meaning set forth in the Section 3.

2.             Employment and Duties.

a.             Duties and Responsibilities.  During the Term, Employee shall serve in the position and with the title set forth on Exhibit A or in such other similar capacity or capacities for Employer or any Affiliates as Employer may from time to time designate.  In such capacity or capacities, Employee shall (i) have the duties and responsibilities reasonably commensurate with such position(s), and such other duties and responsibilities as may be assigned by Employer from time to time; (ii) report to the individual, entity, committee or board identified on Exhibit A; (iii) comply with and, where applicable, enforce the personnel, ethical, and operational policies and procedures of Employer and its Affiliates; and (iv) cooperate with any investigation or inquiry authorized by Employer or an Affiliate or conducted by a governmental authority related to Employer’s or an Affiliate’s business or Employee’s conduct.  Any obligations of Employer under this Agreement may be satisfied by Employer’s delegation of such obligations to one or more of its Affiliates.  Although Employee shall be expected to work at all Employer and Affiliate locations from time to time and travel as necessary to perform Employee’s duties and responsibilities, Employee’s primary work location shall be at the location identified on Exhibit A.

b.             Exclusive Services and Compensation.  Employee shall devote Employee’s full working time, skill, attention and best efforts to the business and affairs of Employer and its Affiliates, and shall not engage in any activity inconsistent with the foregoing, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, unless Employer consents to Employee’s involvement in such activity in writing upon full disclosure by Employee; provided, however, that to the extent such activities do not violate or interfere with Employee’s performance of Employee’s duties and responsibilities under this Agreement or otherwise violate this Agreement, Employee may (i) manage Employee’s personal, financial, and legal affairs, (ii) participate in professional organizations, and (iii) engage in charitable and community activities.  All services that Employee may render to Employer or any of its Affiliates in any capacity during the Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

c.             Dodd-Frank Act and Other Applicable Law Requirements.  Employee agrees (i) to abide by any compensation recovery, recoupment, anti-hedging or other policy applicable to executives of Employer and its Affiliates, as may be in effect from time to time, as approved by the Board or a duly authorized committee thereof or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) or other applicable law, and (ii) that the terms and conditions of this Agreement shall be deemed automatically amended as may be necessary from time to time to ensure compliance by Employee and this Agreement with such policies, the Dodd-Frank Act, or other applicable law.

3.             Term.  Unless earlier terminated as provided in Section 5, the term of this Agreement shall begin on the Effective Date and end on the date identified on Exhibit A (the “Initial Term”), provided, however, that the term shall be automatically extended for successive one-year periods (each such period an “Extension Term” and, collectively with the Initial Term, the “Term”) unless either party provides written notice to the other party of non-extension of the Term no later than thirty (30) days prior to the end of the Initial Term or, as applicable, the then current Extension Term.

4.             Compensation and Related Matters.  During the Term, Employer shall pay or provide Employee a salary and other compensation and benefits as follows:

a.             Base Salary.  Employee’s initial annual base salary, prorated for any partial period, is set forth on Exhibit A and shall be paid in installments in accordance with Employer’s regular payroll procedures (the “Base Salary”).  The Base Salary may be increased from time-to-time but may not be decreased below the amount set forth on Exhibit A without the consent of Executive, provided, however, that Employer may reduce Executive’s Base Salary without Executive’s consent if such reduction is the result of a generally applicable reduction in the base salaries of similarly situated executives and such reduction does not reduce Employee’s Base Salary to an amount less than that set forth on Exhibit A.

b.             Bonus.  During the Term, Employee shall be eligible to participate in a bonus plan or program (the “Bonus Plan”) that is generally applicable to similarly situated executives of Employer and its Affiliates.  Any bonus payable under the Bonus Plan (the “Bonus”) may be based upon the achievement of certain performance goals and objectives during the applicable fiscal year (or other performance period) as determined by the Compensation Committee in its sole discretion.  The Compensation Committee will approve and certify achievement of performance results prior to the payment of any Bonus and shall have discretionary authority to decrease but not increase the Bonus.  Notwithstanding the foregoing, except as otherwise provided in the Bonus Plan, Employee shall not be eligible for a Bonus unless Employee remains employed by Employer as of the last day of the fiscal year (or other performance period) with respect to which the Bonus relates, and any such Bonus shall be paid to Employee no later than the 15th day of the third calendar month following the fiscal year (or other performance period) with respect to which the Bonus relates. The target Bonus or range of targets at planned or targeted levels of performance for the 2012 calendar year is set forth on Exhibit A.

c.             Equity Participation.  Subject to the terms and conditions of Employer’s 2012 Long Term Incentive Plan (or any successor to that plan), Employee’s equity participation opportunities are set forth on Exhibit A, which opportunities shall be in addition to such other opportunities as may be determined by the Compensation Committee in its sole discretion.

d.             Vacation.  For each calendar year during the Term, Employee shall be entitled to the number of weeks of paid vacation set forth on Exhibit A, prorated for any partial periods of employment, to be accrued and used in accordance with the terms of Employer’s vacation policy.  Unless otherwise specifically permitted under Employer’s vacation policy applicable to similarly situated executives or required by applicable law, any accrued and unused vacation shall not be carried over from year to year and shall not be reimbursed if not used during the year in which it was granted.

e.             Other Employee Benefits.  Employee shall be entitled to participate in all employee benefit plans, programs and arrangements extended, from time to time, to similarly situated executives of Employer pursuant to the terms and eligibility requirements of such plans.

f.             Expense Reimbursement.  Employer will reimburse Employee for all reasonable expenses incurred by Employee during the Term in carrying out Employee’s duties and responsibilities under this Agreement.  Employee shall comply with

Employer’s policy with respect to reimbursement for, and submission of expense reports, receipts, or similar documentation of, such expenses, provided that in no event shall Employee submit any required documentation later than sixty (60) days after the end of the calendar year in which such expense was incurred.  Any such reimbursement shall be made as soon as reasonably practicable but in no event later than the 15th day of the third month following the calendar year in which the applicable expense was incurred.

g.             Other Compensation and Benefits.  Employer will pay or provide Employee with the other compensation and benefit-related items, if any, as set forth on Exhibit A.

h.             Withholding and Deductions.  With respect to any payment to be made to Employee, Employer shall deduct, where applicable, any amounts authorized by Employee and permissible under applicable law, and shall withhold and report all amounts required to be withheld and reported by applicable law.  Employer shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

5.             Termination.

a.             Circumstances.  Employee’s employment may be terminated as follows:

(i)            Death.  Employee’s employment shall automatically terminate upon Employee’s death.

(ii)           Inability to Perform.  Employer may terminate Employee’s employment by reason of Employee’s Inability to Perform.

(iii)          Termination for Cause.  Employer may terminate Employee’s employment for Cause.

(iv)          Termination without Cause.  Employer may terminate Employee’s employment without Cause.

(v)           Resignation for Good Reason.  Employee may resign employment for Good Reason.

(vi)          Resignation without Good Reason.  Employee may resign employment without Good Reason.

(vii)         Non-extension of Term by Employer.  Employer may give notice of non-extension to Employee pursuant to Section 3, in which event the Term shall expire and Employee’s employment shall terminate on the last day of the then current Term.

(viii)        Non-extension of Term by Employee.  Employee may give notice of non-extension to Employer pursuant to Section 3, in which event the Term shall expire and Employee’s employment shall terminate on the last day of the then current Term.

b.             Procedure for Termination by Employer for Cause.  Before exercising its right to terminate Employee’s employment in whole or part under clauses (i)-(viii) of the definition of Cause, the Board must provide written notice to Employee of its intent to do so, and that notice shall describe in reasonable detail the condition(s) believed to constitute Cause under such clause(s) and provide Employee with a reasonable period of time to correct the condition(s) (the “Correction Period”), unless the Board determines in its sole discretion that such condition(s) are not reasonably capable of being corrected.  A thirty (30)-day Correction Period shall be presumptively reasonable.  Nothing in this Section 5(b) precludes discussions between Employee and Employer, or personnel actions by Employer short of termination of employment, regarding such condition(s).

c.             Procedure for Resignation by Employee for Good Reason.  To exercise Employee’s option to resign employment for Good Reason, Employee must provide written notice to Employer of Employee’s belief that Good Reason exists within sixty (60) days of the initial existence of the Good Reason condition, and that notice shall describe in reasonable detail the condition(s) believed to constitute Good Reason.  Employer then shall have thirty (30) days to remedy the Good Reason condition(s).  If not remedied within that thirty (30)-day period or if Employer notifies Employee that it does not intend to cure such condition(s) before the end of that thirty (30)-day period, Employee may submit a Notice of Termination pursuant to Section 5(d); provided, however, that the Notice of Termination invoking Employee’s option to resign employment for Good Reason must be given no later than one-hundred (100) days after the date the Good Reason condition first arose; otherwise, Employee is deemed to have accepted the condition(s), or Employer’s correction of such condition(s), that may have given rise to the existence of Good Reason.

d.             Notice of Termination.  Any termination of Employee’s employment by Employer or by Employee under this Section 5 (other than termination pursuant to Section 5(a)(i)) shall be communicated by a Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice (i) indicating the specific termination provision in this Agreement relied upon, (ii) in the case of a termination pursuant to Sections 5(a)(ii), (iii), or (v), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, provided, however, that the failure by Employer or Employee to set out in the Notice of Termination a fact or circumstance that contributes to the claimed basis for such termination shall not waive any right of Employer or Employee or preclude either of them from asserting such fact or circumstance in enforcing or defending their rights, and (iii) specifying the Date of Termination.

e.             Investigation; Suspension.  Employer may suspend Employee with pay pending an investigation authorized by Employer or an Affiliate or a governmental authority or a determination whether Employee has engaged in acts or omissions constituting Cause, and such paid suspension shall not constitute Good Reason or a termination of Employee’s employment.

f.              Deemed Resignation.  Any termination of Employee’s employment with Employer shall constitute an automatic resignation of Employee from all other positions as an employee, officer, director, manager, or other service provider of Employer and each Affiliate of Employer, and an automatic resignation of Employee from the Board (if applicable and unless otherwise agreed in writing) and from the board of directors or similar governing body of Employer and any Affiliate and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Employer or any Affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as Employer’s or such Affiliate’s designee or other representative, and as a trustee, fiduciary, committee member or service provider in any other capacity with respect to Employer’s and its Affiliates’ employee benefit plans, programs, policies and arrangements.

g.             Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party under this Agreement, which shall have accrued prior to such expiration or termination or which by their nature or terms survive the expiration or termination of the Term including without limitation Employee’s obligations under Sections 9, 10, 11, and 19 and Employer’s obligations under Sections 6, 7, and 19.

6.             Rights and Obligations Upon Termination Not In Connection with a Change in Control.

a.             Termination for Any Reason.  Upon Employee’s termination from employment with Employer for any reason, Employer shall pay Employee (i) Employee’s Base Salary through the Date of Termination, (ii) business expenses incurred through the Date of Termination that are reimbursable pursuant to Section 4(f), and (iii) except in the event of a termination of employment for Cause, any Bonus awarded pursuant to the Bonus Plan for the fiscal year (or other performance period) preceding the year in which the Date of Termination occurs which remains unpaid as of the Date of Termination.  The amounts, if any, in clauses (i)-(ii) shall be paid at the time and in the manner required by applicable law but in no event later than thirty (30) business days after the Date of Termination.  The amount, if any, in clause (iii) shall be paid in the manner and at the time provided for in the Bonus Plan, provided, however, that such payment shall be made no later than the 15th day of the third calendar month following the fiscal year (or other bonus performance period) with respect to which the Bonus relates.

b.             Termination by Employer without Cause, resignation by Employee for Good Reason, or Non-Extension by Employer.  In addition to the payments provided for in Section 6(a) and except as provided in Section 7(a) or (b), as applicable, if Employee’s employment is terminated by Employer without Cause pursuant to Section 5(a)(iv), by reason of Employee’s resignation for Good Reason pursuant to Section 5(a)(v), or pursuant to Section 5(a)(vii) by reason of notice of non-extension given by Employer pursuant to Section 3, Employer shall:

(i)            pay to Employee that multiple set forth on Exhibit A of Employee’s Base Salary as of the Date of Termination or, if greater, of Employee’s Base Salary before any reduction within one (1) year immediately before the Date of Termination (the “Severance Pay”), at the time and in the manner provided in Section 6(c); and

(ii)           should Employee timely elect to continue coverage under a group health insurance plan sponsored by Employer or one of its Affiliates and timely make the premium payments, reimburse Employee on a monthly basis for the cost of continued coverage under COBRA for Employee and any eligible dependents until the earlier of (A) the date Employee is no longer entitled to continuation coverage under COBRA or (B) the number of months set forth on Exhibit A following the Date of Termination (the “Severance Benefits Continuation”);

provided, however, that Employee shall not be entitled to receive the Severance Pay and Severance Benefits Continuation (or the payments provided for in Sections 7(a) or (b), as applicable) unless (x) Employee executes and returns to Employer a Release on or prior to the 50th day following the Date of Termination or such shorter time as may be prescribed in the Release, (y) such Release shall not have been timely revoked by Employee and (z) the Date of Termination constitutes a Separation from Service, and provided further, however, that if Employee violates Employee’s continuing obligations under Sections 9, 10, and 11, Employee shall not be entitled to receive the Severance Pay or Severance Benefits Continuation (or the payments provided for in Sections 7(a) or (b), as applicable) and Employee shall immediately repay to Employer upon written demand any Severance Pay or Severance Benefits Continuation (or the payments provided for in Sections 7(a) or (b), as applicable) that already have been paid to Employee.

c.             Time and Manner of Payment of Severance Pay.  The Severance Pay provided for under Section 6(b)(i) shall be paid as follows:

(i)            If the Severance Pay is equal to or less than the Section 409A Exempt Amount, then the Severance Pay shall be paid in equal monthly installments (each of which such installments may be made, at Employer’s sole discretion, over one or more of Employer’s payroll dates in such month) over the “Severance Pay Period” set forth on Exhibit A, commencing in payment with the first month after the calendar month in which the Release Effective Date occurs.

(ii)           If the Severance Pay is greater than the Section 409A Exempt Amount, then

(A)          the Section 409A Exempt Amount shall be paid in equal monthly installments (each of which such installments may be made, at Employer’s sole discretion, over one or more of Employer’s payroll dates in such month) over the Severance Pay Period, commencing in payment with the first month after the calendar month in which the Release Effective Date occurs, and

(B)           the excess of the Severance Pay over the Section 409A Exempt Amount shall be paid in a single lump sum no later than sixty (60) days after the Date of Termination.

Notwithstanding the foregoing, in no event shall any Severance Pay be paid later than the last day of the second calendar year following the calendar year in which the Date of Termination occurs.

7.             Rights and Obligations Upon Termination In Connection with a Change in Control.

a.             CIC Payment and CIC Benefits Continuation.  If Employee is employed by Employer on the date as of which a Change in Control occurs (the “CIC Effective Date”) and Employee’s employment is terminated upon the CIC Effective Date or within the number of months identified on Exhibit A (the “CIC Window Period”) following the CIC Effective Date by Employer without Cause pursuant to Section 5(a)(iv), by reason of Employee’s resignation for Good Reason pursuant to Section 5(a)(v), or pursuant to Section 5(a)(vii) by reason of notice of non-extension given by Employer pursuant to Section 3, then in addition to the amounts provided for in Section 6(a), if any, Employer shall pay Employee the following Change in Control payments and benefits in lieu of the Severance Pay and Severance Benefits Continuation that otherwise would be payable pursuant to Section 6(b) but subject to the provisos in Section 6(b):

(i)            On Employer’s first payroll date after the Release Effective Date, Employer shall pay Employee a lump sum payment in cash (the “CIC Pay”) equal to:

(A)          the “CIC Base Salary Multiple” set forth on Exhibit A multiplied by the greater of (I) Employee’s Base Salary as of the Date of Termination or (II) Employee’s Base Salary before any reduction within one (1) year immediately before the CIC Effective Date, plus

(B)           the “CIC Bonus Multiple” set forth on Exhibit A multiplied by the greater of (I) Employee’s target Bonus as of the Date of Termination under the Bonus Plan or (II) any Bonus received by Employee from Employer relating to the fiscal year (or other performance period) immediately before the year in which the CIC Effective Date occurs.

(ii)           Should Employee timely elect to continue coverage under a group health insurance plan sponsored by Employer or one of its Affiliates and timely make the premium payments, reimburse Employee on a monthly basis for the cost of continued coverage under COBRA for Employee and any eligible dependents until the earlier of (A) the date Employee is no longer entitled to continuation coverage under COBRA or (B) the number of months set forth on Exhibit A following the Date of Termination (the “CIC Benefits Continuation”).

b.             Effect of a Change in Control Following Date of Termination.  If Employee’s employment is terminated by Employer without Cause pursuant to Section 5(a)(iv), by reason of Employee’s resignation for Good Reason pursuant to Section 5(a)(v), or pursuant to Section 5(a)(vii) by reason of notice of non-extension given by Employer pursuant to Section 3, and a CIC Effective Date occurs within one hundred and twenty (120) days following the Date of Termination, then, in lieu of any remaining Severance Pay and Severance Benefits Continuation that otherwise would be payable pursuant to Section 6(b) but subject to the provisos in Section 6(b), Employer shall pay Employee the following Change in Control payments and benefits:

(i)            On the later of the CIC Effective Date or Employer’s first payroll date after the Release Effective Date, a lump sum payment in cash equal to (A) the excess, if any, of (I) the CIC Pay Employee would have been entitled to receive under Section 7(a)(i) if Employee’s Date of Termination had occurred during the CIC Window Period, over (II) the total amount of Severance Pay received by Employee prior to the CIC Effective Date in accordance with Section 6(c); and

(ii)           If Employee timely elects or elected to continue coverage under a group health insurance plan sponsored by Employer or one of its Affiliates in accordance with Section 6(b) and timely makes the premium payments, reimburse Employee on a monthly basis for the cost of continued coverage under COBRA for Employee and any eligible dependents until the earlier of (A) the date Employee is no longer entitled to continuation coverage under COBRA or (B) the number of months of CIC Benefits Continuation Employee would have been entitled to receive under Section 7(a)(ii) if Employee’s Date of Termination had occurred during the CIC Window Period, less the number of months of Severance Benefits Continuation reimbursed or then reimbursable to Employee prior to the CIC Effective Date.

c.             Parachute Payments.  Notwithstanding any contrary provision in this Agreement, if Employee is a “disqualified individual” (as defined in Code Section 280G), and the Change in Control payments and benefits described in Section 7, together with any other payments which Employee has the right to receive from Employer and its Affiliates, would constitute a “parachute payment” (as defined in Code Section 280G), the payments and benefits provided hereunder shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments and benefits received by Employee from Employer and its Affiliates shall be $1.00 less than three times Employee’s “base amount” (as defined in Code Section 280G) and so that no portion of such payments received by Employee shall be subject to the excise tax imposed by Code Section 4999, or (b) paid in full, whichever produces the better net after-tax result for Employee (taking into account any applicable excise tax under Code Section 4999 and any applicable income tax).  The determination as to whether any such reduction in the amount of the payments and benefits is necessary shall be made by Employer in good faith and such determination shall be conclusive and binding on Employee.  If a reduced payment is made to Employee pursuant to clause (a) above and through error or otherwise that payment, when aggregated with other payments from Employer or its

Affiliates used in determining if a parachute payment exists, exceeds $1.00 less than three times Employee’s base amount, Employee shall immediately repay such excess to Employer upon notification that an overpayment has been made.

8.             Additional Rules Related to Payments..

a.             Exclusive Payments.  In all cases, the amounts payable to Employee under this Agreement upon termination of the employment relationship, along with the associated terms for payment, shall constitute all of Employer’s and its Affiliates’ obligations to Employee with respect to the termination of the employment relationship.  Nothing in this Agreement, however, is intended to limit any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that Employee may have under the applicable provisions of any benefit plan of Employer in which Employee is participating at the time of the termination of the employment relationship.

b.             Offsets.  Employee agrees that Employer may set off against, and Employee authorizes Employer to deduct from, any payments due to Employee, or to Employee’s estate, heirs, legal representatives, or successors, any amounts which may be due and owing to Employer or an Affiliate by Employee, whether arising under this Agreement or otherwise; provided, however, that any such set off shall be made only in a manner that complies with Code Section 409A.

c.             Payments Upon Death.  If Employee’s employment is terminated by reason of Employee’s death, Employer shall pay to such person as Employee shall designate in a written notice to Employer (or, if no such person is designated, to Employee’s estate) any unpaid portion of the amounts described in Sections 6 or 7.  Further, in the event of Employee’s death after Employee becomes entitled to payments pursuant to Sections 6 or 7, any remaining unpaid amounts shall be paid, at the time and in the manner such payments otherwise would have been paid to Employee, to such person as Employee shall designate in a written notice to Employer (or, if no such person is designated, to Employee’s estate).

9.             Confidential Information.

a.             Employee acknowledges and agrees that (i) Employer is engaged in a highly competitive business; (ii) as a result of Employee’s employment with Employer, Employee may be granted equity or rights to acquire equity in Employer or an Affiliate as described on Exhibit A; (iii) Employer has expended considerable sums, time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit its Confidential Information (as defined in Section 9(e)); (iv) Employer must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (v) Employee’s participation in or direction of Employers day-to-day operations and strategic planning is an integral part of Employer’s continued success and goodwill; (vi) given Employee’s position and responsibilities, Employee necessarily will be creating Confidential Information that belongs to Employer and enhances Employer’s goodwill, and in carrying out Employee’s responsibilities Employee in turn will be relying on Employer’s goodwill and the disclosure by Employer to Employee of Confidential Information; and (viii) Employee will have access to Confidential Information that could be used by unauthorized third parties in a manner that would irreparably harm Employer’s competitive position in the marketplace and dilute its goodwill.

b.             Employer acknowledges and agrees that Employee must have and continue to have throughout the Term the benefits and use of its goodwill and Confidential Information in order to properly carry out Employee’s duties and responsibilities.  Employer accordingly promises during the Term to provide Employee with access to Confidential Information and to authorize Employee to engage in activities that will create new and additional Confidential Information.

c.             Employer and Employee thus acknowledge and agree that during the Term, and upon the Effective Date, Employee will receive Confidential Information that is unique, proprietary, and valuable to Employer; will create Confidential Information that is unique, proprietary, and valuable to Employer; and will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill Employer has generated and from the Confidential Information.

d.             Accordingly, Employee acknowledges and agrees that at all times while employed by Employer and thereafter:

(i)            all Confidential Information shall remain and be the sole and exclusive property of Employer;

(ii)           Employee will protect and safeguard all Confidential Information;

(iii)          Employee will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, Employer, to the extent necessary for the proper performance of Employee’s duties and responsibilities unless authorized to do so by Employer or compelled to do so by law or valid legal process;

(iv)          if Employee believes Employee is compelled by law or valid legal process to disclose or divulge any Confidential Information, Employee will notify Employer in writing sufficiently in advance of any such disclosure to allow Employer the opportunity to defend, limit, or otherwise protect its interests against such disclosure unless such notice is prohibited by law;

(v)           at the end of Employee’s employment with Employer for any reason or at the request of Employer at any time, Employee will immediately return to Employer all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic;

(vi)          Employee will immediately notify Employer if Employee learns of or suspects any unauthorized disclosure of Confidential Information;

(vii)         absent the promises and representations of Employee in this Section 9, Employer would require Employee immediately to return any tangible Confidential Information in Employee’s possession, would not provide Employee with new and additional Confidential Information, would not authorize Employee to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement; and

(viii)        Employee’s obligations under this Section 9 are in addition to any applicable contractual, statutory, or common-law obligations and survive the termination of this Agreement.

e.             “Confidential Information” means any confidential or proprietary information or trade secrets of or relating to Employer or provided to Employer by a third party under an obligation or expectation of confidential treatment, including without limitation, all documents or information, in whatever form or medium concerning or evidencing Employer’s operations; processes; products; business practices; finances; principals; vendors; suppliers; customers and potential customers; marketing methods; costs, prices, contractual relationships; regulatory status; personnel (including without limitation compensation, other terms of employment, or performance other than as concerns solely Employee); drilling and production technology and maximization means, methods, and techniques; geological and geophysical maps, data, interpretations, and analyses; project and prospect locations and leads; well logs, interpretations, and analyses; and production information, but excluding any such documents or information that is or becomes generally available to the public other than as a result of any breach of this Agreement or violation of legal duty or other unauthorized disclosure by Employee or another.

10.           Restricted Activities.

a.             In consideration of Employer’s promises set out in Section 9 and the other promises and undertakings of Employer in this Agreement, Employee agrees that while employed by Employer and for the Restriction Period set forth on Exhibit A following the termination of Employee’s employment for any reason, Employee shall not engage in any of the following activities (the “Restricted Activities”) without the written consent of Employer:

(i)            Except in the proper performance of Employee’s duties for Employer, directly or indirectly, whether or not for compensation, engage or prepare to engage in, or aid or advise another person or entity who is engaging in or preparing to engage in, a Competing Business (as defined in Section 10(c)(i)) as an employee, officer, director, agent, partner, stockholder, owner, member, representative, consultant, or in any other individual or representative capacity; provided, however, that this Section 10(a)(i) does not prohibit Employee’s ownership of (A) stock or other securities listed on a national securities exchange or actively traded in the over-the-counter market if Employee and the members of Employee’s immediate family do not, directly or indirectly, hold more than a total of five percent (5%) of all such shares of stock or other securities issued and outstanding; (B) royalty interests where Employee owns the surface of the land covered by the royalty interest and the ownership of the royalty interest is incidental to the ownership of such surface estate; (C) Oil and Gas Interests (as defined in Section 10(c)(ii)) owned by Employee prior to the Effective Date and disclosed to Employer in writing; or (D) Oil and Gas Interests acquired by Employee through a bona fide gift or inheritance; and provided further, however, that during the Restriction Period, the prohibitions of this Section 10(a)(i) extend only to (I) Oil and Gas Interests in the Specified Geographical Area (as defined in Section 10(c)(iv)) and (II) the performance by Employee, directly or indirectly, of the same or similar activities Employee has performed for Employer for or on behalf of a Competing Business that take place anywhere in, or are directed at any part of, the Specified Geographical Area, or such other activities that by their nature are likely to lead to the disclosure of Confidential Information.

(ii)           Except in the proper performance of Employee’s duties for Employer, directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then, or was within the previous six (6) months, employed by or otherwise engaged to perform services for Employer to leave that employment or cease performing those services, whether on Employee’s own behalf or on behalf of any other person or entity, or to become employed by or otherwise perform services for a Competing Business; and

(iii)          Except in the proper performance of Employee’s duties for Employer directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of Employer to cease being a customer, supplier, or vendor of Employer or to divert all or any part of such person’s or entity’s business from Employer, whether on Employee’s own behalf or on behalf of any other individual or entity.

b.             Employee acknowledges and agrees that the restrictions in this Section 10 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set out in Section 9; that Employer’s promises and undertakings set out, and the matters recited, in Section 9 and Employee’s position and responsibilities with Employer give rise to Employer’s interest in restricting Employee’s post-employment activities; that such restrictions are designed to enforce Employee’s promises and undertakings set out in Sections 9 and 10 and Employee’s common-law obligations and duties owed to Employer; that the restrictions are reasonable and necessary, are valid and enforceable under applicable law, and do not impose a greater restraint than necessary to protect Employer’s goodwill, Confidential Information, and other legitimate business interests; that Employee will immediately notify Employer in writing should Employee believe or be advised that the restrictions are not, or likely are not, valid or enforceable under the law of any state that Employee contends or is advised is applicable; that Employee will not challenge the enforceability of such restrictions; that absent the promises and representations made by Employee in Sections 9 and 10, Employer would require Employee immediately to return any tangible Confidential

Information in Employee’s possession, would not provide Employee with new and additional Confidential Information, would not authorize Employee to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement; and Employee’s obligations under this Section 10 are in addition to any applicable statutory or common-law obligations and survive the termination of this Agreement.

c.             For purposes of this Section 10,

(i)            “Competing Business” means (A) the ownership, operation, leasing, acquisition, exploration, marketing, development, production, or disposition of Oil and Gas Interests and (B) such other business activities as Employer may engage in, prepare to engage in, or investigate becoming engaged in during the six (6)-month period before the date of Employee’s termination of employment and about which Employee had Confidential Information.

(ii)           “Oil and Gas Interests” means any royalty, overriding royalty, working, leasehold, or other property interest in oil and gas assets or any right to acquire such interests.

(iii)          “Prospective Oil and Gas Interests” means Oil and Gas Interests that Employer attempted to acquire, or was investigating the acquisition of, within six (6) months before the Date of Termination and about which Employee had access to or created Confidential Information.

(iv)          “Specified Geographical Area” means (A) Employer’s Oil and Gas Interests as of the Date of Termination; (B) Employer’s Prospective Oil and Gas Interests (as defined in Section 10(c)(iii)); (C) outer continental shelf Blocks adjacent to Employer’s Oil and Gas Interests as of the Date of Termination; and (D) the surface area within three (3) miles of Employer’s Oil and Gas Interests as of the Date of Termination or Employer’s Prospective Oil and Gas Interests.

d.             As used in Sections 9, 10, and 11, the term “Employer” shall include Employer and any of its Affiliates.

11.           Inventions.

a.             Employee agrees that any and all technology, software (including source code and object code), inventions, discoveries, developments, concepts, processes, written materials, methods, specifications, products, ideas, know-how, technical information, patents and improvements thereof, copyrights, designs, marks, logos, trade names, processes, trade secrets, and all other intellectual property conceived, created, written, developed, or first reduced to practice by Employee, alone or jointly, in the performance of Employee’s duties for Employer or during the Restriction Period (“Inventions”) are and shall be the sole and exclusive property of Employer.  Employee acknowledges that all original works of authorship protectable by copyright that are produced by Employee in the performance of Employee’s duties for Employer are “works made for hire” as defined in the United States Copyright Act (17 U.S.C. § 101).

In addition, to the extent that any such works or Inventions are not works made for hire under the United States Copyright Act, Employee hereby assigns without further consideration all right, title, and interest in such works and/or Inventions to Employer.

b.             Employee (i) shall promptly and fully disclose to Employer all Inventions, including Inventions previously conceived, created, written, developed, or first reduced to practice during Employee’s employment with Employer, if any, (ii) shall treat all Inventions as Confidential Information, and (iii) hereby assigns (with respect to already-existing Inventions) and agrees to immediately assign (with respect to not-yet-existing Inventions) to Employer without further consideration all of Employee’s right, title, and interest in and to such Inventions, whether or not copyrightable or patentable.  While employed by Employer and following the termination of Employee’s employment, Employee shall execute all papers, including without limitation all applications, invention assignments, and copyright assignments, and shall otherwise assist Employer as reasonably required, to memorialize, confirm, and perfect in Employer the rights, title, and other interests granted to Employer under this Agreement.  Employee represents that there are no inventions, original works of authorship, developments, improvements or trade secrets that (i) were made by Employee prior to Employee’s execution of this Agreement, (ii) belong to Employee, (iii) relate to Employer’s actual or proposed business, products, or research and development, and (iv) are not assigned to Employer hereunder.

c.             Notwithstanding the foregoing, Employee understands that the provisions of this Section 11 requiring assignment of Inventions to Employer do not apply to any Invention that Employee has developed entirely on Employee’s own time without using Employer’s equipment, supplies, facilities, trade secret information or Confidential Information (an “Other Invention”) except for those Other Inventions that either (i) relate at the time of conception or reduction to practice of such Other Invention to Employer’s business, or actual or anticipated research or development of Employer or (ii) result from or relate to any work that Employee performed for Employer or to any Confidential Information or Inventions.  Employee will advise Employer promptly in writing of any Invention that Employee believes constitutes an Other Invention.  Employee agrees that Employee will not incorporate, or permit to be incorporated, any Other Invention owned by Employee or in which Employee has an interest into an Employer product, process or service without Employer’s prior written consent.  Notwithstanding the foregoing sentence, if, in the course of Employee’s employment, Employee incorporates into an Employer product, process or service an Other Invention owned by Employee or in which Employee has an interest, Employee hereby grants to Employer a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sublicensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Other Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

d.             Employee’s obligations under this Section 11 survive the termination of this Agreement.

12.           Remedies; Reformation.

a.             Employee acknowledges and agrees that Employer would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Sections 9, 10, or 11 were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, Employee agrees that Employer shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event Employee breaches or threatens to breach any of the provisions of such Sections, without the necessity of posting any bond or proving special damages or irreparable injury.  Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of such Sections by Employee, but shall be in addition to all other remedies available to Employer at law or equity.

b.             If any of the provisions of Sections 9, 10, or 11 are ever deemed by a court to be unenforceable as written under applicable law, such provisions shall be, and are, automatically reformed to the maximum limitations permitted by applicable law.

13.           Notice.  All notices, demands and communications required, desired or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date received, if delivered personally, or on the third day after mailing, if sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the parties at the addresses set forth below or to such other person at such location as either party hereto may subsequently designate in a similar manner.

To Employer:

Attention:

To Employee:

At the address indicated in Exhibit A

or at any other address as any party shall have specified by notice in writing to the other party.

14.           Choice of Law. This Agreement shall be interpreted, construed and governed by and under the laws of the State of Texas (without regard to conflicts of laws principles thereof).

15.           Entire Agreement. This Agreement sets out the entire agreement of the Parties concerning the subject matter expressly addressed and supersedes all prior agreements and understandings, whether oral or written, between the parties.

16.           Assignment; Successors; Binding Agreement.

a.             Employer may assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement without the written consent of Employee.

b.             Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place.

c.             Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

d.             Employee shall not have any right to assign otherwise transfer this Agreement or any of Employee’s rights or obligations under this Agreement without the written consent of Employer and shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

e.             This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors, permitted assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

17.           Amendments; Waivers. Other than pursuant to Section 5(c), (i) no provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by Employee and by a duly authorized officer of Employer, and such waiver is set out in writing and signed by the party to be charged; and (ii) no waiver by a party or failure to enforce or insist on Employee’s or its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion.  Notwithstanding the previous sentence, Employer may amend or modify this Agreement in its sole discretion at any time without the further consent of Employee in any manner necessary to comply with applicable law and regulations, including without limitation the Dodd-Frank Act and the regulations thereunder, or the listing or other requirements of any stock exchange upon which Employer or an Affiliate is listed.

18.           Construction.  This Agreement shall be deemed drafted equally by both the parties.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19.           Venue; Jury-Trial Waiver.  Employee and Employer (and its Affiliates) (i) submit and consent to the exclusive jurisdiction, including removal jurisdiction, of the state and federal courts located in Harris County, Texas (or the county where Employer’s principal executive offices are located if different) for any action or proceeding relating to this Agreement or Employee’s employment; (ii) waive any objection to such venue; (iii) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions; and (iv) irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding.

20.           Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Furthermore, in lieu of such invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

21.           Miscellaneous.

a.             All references herein to payment or sums of money shall mean in U.S. currency only.  All references herein to calendar year, month, week or day shall mean the calendar and parts thereof as observed in the U.S.  All references herein to date and time shall mean the date and time in Houston, Texas, U.S.

b.             This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

22.           Employee Acknowledgement.  Employee acknowledges that Employee has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by Employer or any of its Affiliates other than those contained in writing herein, and has entered into this Agreement freely based on Employee’s own judgment.

23.           Code Section 409A.  All or a portion of the severance pay and severance benefits provided under this Agreement is intended to be exempt from Code Section 409A and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A. In particular, the severance pay and benefits are intended to constitute a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4), a payment or benefit described in paragraphs (b)(9)(iv) and (v) of Treasury Regulation Section 1.409A-1, and/or severance pay due to involuntary separation from service under

Treasury Regulation Section 1.409A-1(b)(9)(iii). If a provision of the Agreement would result in the imposition of an applicable tax under Code Section 409A, the parties agree that such provision shall be reformed to the extent permissible under Code Section 409A to avoid imposition of the applicable tax, with such reformation effected in a manner that has the most favorable tax result to Employee. Notwithstanding any provision in this Agreement to the contrary, if (a) Employee is a “specified employee,” as such term is defined in Code Section 409A and the regulations thereunder and (b) any payment due under this Agreement is subject to Code Section 409A and is required to be delayed under Code Section 409A because Employee is a specified employee, that payment shall be payable on the earlier of (i) the first business day that is six months after Employee’s Separation from Service, (ii) the date of Employee’s death, or (iii) the date that otherwise complies with the requirements of Code Section 409A. This Section shall be applied by accumulating all payments that otherwise would have been paid within six months of Employee’s Separation from Service and paying such accumulated amounts on the earliest business day which complies with the requirements of Code Section 409A. For purposes of determining the identity of specified employees, Employer may establish procedures as it deems appropriate in accordance with Code Section 409A. For purposes of Code Section 409A, each payment amount or benefit due under this Agreement will be considered a separate payment and Employee’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.  With respect to any reimbursements that are subject to Code Section 409A, (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

24.           Mitigation.  Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer after the Date of Termination, or otherwise.

25.           Execution.  The parties hereto have executed Exhibit A to indicate their agreement to the terms and conditions of this Agreement.

EXHIBIT A

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Effective Date:
Employer:
Employee Name and Address:
Position and Title:
Reporting to:
Primary Work Location:
Initial Term:
Base Salary:
Target Bonus for 2012:
Equity Participation Opportunities:
Weeks of Vacation:
Other Compensation & Benefits:
Severance Pay:
Months of Severance Benefits Continuation:
Severance Pay Period in Months:
CIC Window Period in Months:
CIC Base Salary Multiple:
CIC Bonus Multiple:
Months of CIC Benefits Continuation:
Restriction Period in Months:

[signature page follows]

EXHIBIT A TO EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, this Exhibit A is hereby executed on this        day of                             , 20      , to evidence Employer’s and Employee’s agreement to the terms and conditions of hereof and the Amended and Restated Employment Agreement, including this Exhibit A.

“Employer”		“Employee”

By:

Name:	G.M. McCarroll	Name:

Title: